UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Transcend Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSCEND SERVICES, INC.

One Glenlake Parkway, Suite 1325

Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2008

To the Stockholders:

The annual meeting of stockholders (the “Annual Meeting”) of Transcend Services, Inc. (the “Company”) will be held on May 9, 2008 at The Buckhead Club, 18th floor, Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326-1044 at 11:00 a.m. eastern time for the following purposes:

1.	To elect a Board of Directors consisting of seven members to hold office until the next annual meeting of stockholders or until their successors are elected and qualified.

2.	To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm to audit the accounts of the Company for the year ending December 31, 2008.

3.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 31, 2008 shall be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and mail the enclosed proxy card promptly in the enclosed postage-paid envelope. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

By order of the Board of Directors,

LANCE CORNELL

Secretary

Atlanta, Georgia

April 16, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

TRANSCEND SERVICES, INC.

One Glenlake Parkway, Suite 1325

Atlanta, Georgia 30328

PROXY STATEMENT

For Annual Meeting of Stockholders to Be Held On May 9, 2008

GENERAL

This Proxy Statement and the accompanying form of Proxy are being furnished to the stockholders of Transcend Services, Inc. (the “Company” or “Transcend”) on or about April 16, 2008 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 9, 2008 at The Buckhead Club, 18th floor, Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326-1044 at 11:00 a.m. eastern time and any postponement or adjournment thereof. Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company; (ii) executing a proxy bearing a later date; or (iii) appearing at the meeting and voting in person. The address of the principal executive offices of the Company is One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328 and the Company’s telephone number is (678) 808-0600.

Unless otherwise specified, all shares represented by effective proxies will be voted in favor of (i) election of the seven nominees as Directors of the Company; (ii) the ratification of the selection of Grant Thornton LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2008; and (iii) the transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. The Board of Directors does not know of any other business to be brought before the meeting, but as to any such other business, proxies will be voted upon any such matters in accordance with the best judgment of the person or persons acting thereunder as to what is in the best interests of the Company.

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited in person or by telephone or telegram by Directors and Officers of the Company who will not receive additional compensation for such services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so.

Holders of record of outstanding shares of the Common Stock of the Company at the close of business on March 31, 2008 are entitled to notice of and to vote at the meeting. As of March 31, 2008 there were approximately 245 holders of record of the Company’s Common Stock and 8,452,177 shares of Common Stock outstanding. Each share of outstanding Common Stock is entitled to one vote. A majority of the shares entitled to vote, whether present in person or by proxy, shall constitute a quorum.

When a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares having voting power present in person or by proxy shall decide the action proposed in each matter listed in the accompanying Notice of Annual Meeting of Stockholders, except for the election of Directors. The Directors are elected by receiving the highest number of the votes of the shares present in person or by proxy and entitled to vote. Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instructions from the beneficial owner, and does not have discretionary power. Abstentions and broker “non-votes” will not be considered “votes cast” on the proposed actions described in the Notice of Annual Meeting of Stockholders and therefore, will not affect the approval of these proposals.

AGENDA ITEM ONE

ELECTION OF DIRECTORS

The Bylaws of Transcend currently provide that the Board of Directors shall consist of not less than one Director, subject to increase or decrease in such number within legal limits by action of the Board of Directors or stockholders. There are presently seven Directors.

The Nominating and Corporate Governance Committee evaluates the size and composition of the Board of Directors on at least an annual basis. The Nominating and Corporate Governance Committee has nominated and recommends for election as Directors the seven nominees set forth below. Each nominee presently serves as a Director of the Company. Directors shall be elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. If all of the nominees are elected, the Company’s Board of Directors will have seven members.

Each of the seven nominees has consented to being named in this Proxy Statement and to serve as a Director of the Company if elected. In the event that any nominee withdraws, or for any reason is unable to serve as a Director, the proxies will be voted for such other person as may be designated by the Nominating and Corporate Governance Committee as substitute nominee, but in no event will proxies be voted for more than seven nominees. The Nominating and Corporate Governance Committee has no reason to believe that any nominee will not continue to be a candidate or will not serve if elected.

The following is a brief description of the background and business experience of each of the nominees for election to the Board of Directors:

Larry G. Gerdes	Mr. Gerdes (age 59) has served as Chairman of the Board of the Company since May 2000, as a Director of the Company since June 1985, as its Chief Executive Officer since May 1993 and its President since April 1, 2005. From June 1985 until December 8, 2003, Mr. Gerdes served as President of the Company. From September 16, 2000 through December 31, 2003, Mr. Gerdes also served as the Company’s Chief Financial Officer. In addition, Mr. Gerdes served as Secretary of the Company between September 16, 2000 and May 22, 2001. From 1991 to 1993, Mr. Gerdes was a private investor and from May 1992 until January 1995, Mr. Gerdes was the Chairman of the Board of Directors of Bottomley and Associates, which merged with Transcend in 1995. Prior to 1991, Mr. Gerdes held various executive positions with HBO & Company, a healthcare information systems company, including Chief Financial Officer and Executive Vice President. Mr. Gerdes serves as a member of the Board of Directors, Chairman of the Finance Committee and member of the Audit, Compensation and Governance Committees of the CME Group (NYSE, NASDAQ: CME), a futures and future-options exchange. Mr. Gerdes also serves on the Board of Directors of Alliance Healthcard, Inc., a provider of consumer discount membership plans (OTC: ALHC.OB). Mr. Gerdes is Chairman of the Board of Directors of the Tommy Nobis System, an organization dedicated to finding employment for persons with disabilities, serves on the Board of Directors of the J. Kyle Braid Leadership Foundation and is a member of the Dean’s Advisory Council for the Kelley School of Business at Indiana University.

Joseph G. Bleser	Mr. Bleser (age 62) has served as a Director of the Company since February 20, 2007. He has been the Managing Member of J. Bleser, LLC, a financial consulting firm, since July 1998. Mr. Bleser served as Chief Financial Officer, Treasurer and Secretary of the Company from January 2004 through April 2005. Prior to July 1998, Mr. Bleser had over fifteen years experience as chief financial officer and other financial executive positions in three separate publicly traded companies and ten years of experience in public accounting with Arthur Andersen LLC, an international public accounting firm. He serves as a Director and Chairman of the Audit Committee of Matria Healthcare, Inc. (NASDAQ: MATR), a health enhancement company that provides disease and maternity management programs and informatics to health plans and employers. Mr. Bleser is a licensed Certified Public Accountant.

Joseph P. Clayton	Mr. Clayton (age 58) has served as a Director of the Company since May 2000. Mr. Clayton has been Chairman of the Board of Directors of Sirius Satellite Radio (“Sirius”), a satellite radio broadcaster, since November 18, 2004 and served as the President and Chief Executive Officer of Sirius between November 2001 and November 17, 2004. Sirius is a publicly traded company which trades under the symbol “SIRI.” Prior to joining Sirius, Mr. Clayton was President of North American Operations of Global Crossing Ltd. (“Global”), a global provider of integrated Internet, data, voice and conferencing services, from September 1999 to November 2001. From 1997 to 1999, Mr. Clayton was the President and Chief Executive Officer of Frontier Corporation (“Frontier”), a provider of telecommunication services that was purchased by Global in 1999. Prior to joining Frontier, Mr. Clayton served as Executive Vice President of Marketing and Sales for the Americas and Asia for Thomson, a consumer electronics company, from 1992 through 1996. Mr. Clayton serves on the Dean’s Advisory Board of the Indiana University Kelley School of Business and as a Trustee of Bellarmine University, Louisville, Kentucky.

James D. Edwards	Mr. Edwards (age 64) has served as a Director of the Company since July 2003. Mr. Edwards provided independent contractor and consulting services to a real estate development company in 2002 and 2003 subsequent to his retirement in April 2002 from the position of Managing Partner – Global Market Organization of Arthur Andersen LLC, an international public accounting firm, where he was employed for 38 years. Mr. Edwards serves as a member of: (i) the Board of Directors and Chairman of the Audit Committee of IMS Health Incorporated (NYSE: RX), a global provider of pharmaceutical market intelligence; (ii) the Board of Directors and Chairman of the Audit Committee of Crawford & Company (NYSE: CRDA and CRDB), a global provider of claims management solutions to insurance companies and self-insured entities; and (iii) the Board of Directors and the Audit Committee of Huron Consulting Group (OTC: HURN), a provider of financial and operational consulting services. Mr. Edwards is a member of the American Institute of Certified Public Accountants.

Walter S. Huff, Jr.	Mr. Huff (age 73) has served as a Director of the Company since October 1993. Mr. Huff was the founder of HBO & Company and served as its Chairman from 1974 until 1990 and Chief Executive Officer from 1974 to 1984 and from 1986 until 1989. Since 1990, Mr. Huff has been a private investor.

Sidney V. Sack	Mr. Sack (age 62) has served as a Director of the Company since August 8, 2006. Mr. Sack has been President and Chief Executive Officer of Salis, Inc., an outsourcing provider of compliance services for sales and use and other transactional taxes since November 2005. He joined Salis, Inc. in November 2004 as Chief Administrative Officer, where he served until August 2005. Mr. Sack served as Chief Operating Officer of MetaSolv Software, Inc. from March 1999 through March 2001. Mr. Sack was employed by Arthur Andersen LLC from 1970-1980.

Charles E. Thoele	Mr. Thoele (age 72) has served as a Director of the Company since October 1993. Mr. Thoele has been a consultant to Sisters of Mercy Health Systems since February 1991. From 1986 to February 1991, he served as a Director and the Chief Operating Officer of Sisters of Mercy Health Systems. Mr. Thoele is currently Chairman of the Board of St. John’s Mercy Healthcare System in St. Louis, Missouri. Mr. Thoele is a past Chairman of the Catholic Hospital Association.

No Director or Executive Officer of Transcend is related to any other Director or Executive Officer of Transcend.

The Board of Directors recommends a vote “FOR” each of the above nominees.

AGENDA ITEM TWO

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Habif, Arogeti & Wynne, LLP served as the independent registered public accounting firm for the fiscal year ended December 31, 2007. Miller Ray Houser & Stewart LLP, which was acquired by Habif, Arogeti & Wynne, LLP on January 23, 2008, served as the independent registered public accounting firm for the fiscal years ended December 31, 2001 through 2006. Upon the recommendation of the Audit Committee, the Board of Directors has decided not to reappoint Habif, Arogeti & Wynne, LLP as our independent registered public accounting firm. Instead, upon recommendation of the Audit Committee, the Board of Directors appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008. See also the Report of the Audit Committee included in this Proxy Statement.

A representative of each of Habif, Arogeti & Wynne, LLP and Grant Thornton LLP will be present at the Annual Meeting of Stockholders and shall have the opportunity to make a statement and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

ADDITIONAL INFORMATION

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Company’s Board of Directors has three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, and the Stock Option and Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Governance Committee”), which is comprised of Messrs. Clayton (Chairman), Edwards and Sack, was established on May 6, 2004 for the purposes of (i) assisting the Board in identifying qualified individuals to become members of the Board of Directors; (ii) determining the composition of the Board of Directors and its committees; (iii) monitoring the process to assess the effectiveness of the Board of Directors and its committees; and (iv) developing and implementing the Company’s corporate governance guidelines. Each of Messrs. Edwards, Clayton and Sack is “independent” as defined in and required by Rules 4200(a)(14) and 4350(d)(2)(A) of The NASDAQ Stock Market’s listing standards and Section 301 of the Sarbanes-Oxley Act of 2002.

The Nominating and Governance Committee:

•	leads the search for individuals qualified to become members of the Board of Directors and selects director nominees to be presented for approval by the stockholders of the Company;

•	reviews the Board of Directors’ committee structure and recommends to the Board of Directors for its approval Directors to serve as members of each committee;

•	develops and recommends to the Board of Directors for its approval a set of corporate governance guidelines;

•	reviews all related party transactions and all potential conflicts of interest involving members of the Board or management and recommends appropriate action on each such matter to the Board;

•	monitors compliance with the Company’s existing Code of Business Conduct and Ethics Policy and considers any waiver of the provisions thereof;

•	develops and recommends to the Board of Directors for its approval an annual self-evaluation process of the Board and its committees; and

•	reviews on an annual basis compensation for directors serving on the Board of Directors and its committees.

The Nominating and Governance Committee will consider a candidate for Director proposed by a stockholder. A candidate must be highly qualified and be both willing to serve and expressly interested in serving on the Board of Directors. A stockholder wishing to propose a candidate for the Nominating and Governance Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Transcend Services, Inc., One Glenlake Parkway, Suite 1325, Atlanta, Georgia, 30328, Attention: Corporate Secretary not later than January 1, 2009.

The Nominating and Governance Committee shall select individuals, including candidates proposed by stockholders, as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment, and who shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders.

The Nominating and Corporate Governance Committee Charter is posted in the Investors section of our website at www.transcendservices.com. The Nominating and Governance Committee held four (4) meetings during the year ended December 31, 2007.

Audit Committee

The Audit Committee of the Board of Directors, which is currently comprised of Messrs. Sack (Chairman), Clayton and Thoele, oversees the accounting and reporting processes of Transcend, including the internal controls related to such processes, and the audits of the financial statements of Transcend. Each of Messrs. Sack, Clayton and Thoele is “independent” as defined in and required by Rules 4200(a)(14) and 4350(d)(2)(A) of The NASDAQ Stock Market’s listing standards and Section 301 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that Mr. Sack is an audit committee financial expert as defined in Item 401(h)(2) of Regulation S-K. The Report of the Audit Committee appears below. The Audit Committee Charter is posted in the Investors section of our website at www.transcendservices.com. The Audit Committee held seven (7) meetings during the year ended December 31, 2007.

Stock Option and Compensation Committee

The Stock Option and Compensation Committee (the “Compensation Committee”), which is comprised of Messrs. Thoele (Chairman), Clayton, and Edwards, acts as administrator of Transcend’s stock option, stock incentive and stock purchase plans and makes recommendations concerning the establishment of additional employee benefit plans for the Company and compensation for Transcend’s Executive Officers and Directors. Each member of the Compensation Committee is “independent” as defined in and required by Rules 4200(a)(14) and 4350(d)(2)(A) of The NASDAQ Stock Market’s listing standards. The Report of the Compensation Committee appears below. The Stock Option and Compensation Committee Charter is posted in the Investors section of our website at www.transcendservices.com. The Compensation Committee held five (5) meetings during the year ended December 31, 2007.

Meetings

The Board of Directors held ten (10) meetings during the year ended December 31, 2007. During the year ended December 31, 2007, each Director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he served. The independent members of the Board of Directors met in executive session at five of the ten meetings of the Board of Directors held during the year ended December 31, 2007. Although the Company does not have a formal policy regarding the Directors’ attendance at annual meetings, all of the Company’s Directors attended the last annual meeting of stockholders that was held on May 10, 2007.

COMMUNICATIONS WITH THE BOARD

While the Board of Directors does not have a formal process for stockholders to send communications to the Board of Directors, each member of the Board of Directors is receptive to receiving such communications from stockholders. Stockholders may send communications to the attention of any Director at the Company’s office address.

CODE OF BUSINESS CONDUCT AND ETHICS POLICY

The Company’s Board of Directors adopted a Code of Business Conduct and Ethics Policy (the “Code of Ethics”) on February 10, 2003 and reviews it at least annually. The Code of Ethics applies to all Directors, officers and employees of the Company and must be acknowledged in writing by the Company’s Chief Executive Officer and Chief Financial Officer. The Code of Ethics is posted in the Investors section of our website at www.transcendservices.com.

REPORT OF THE AUDIT COMMITTEE

April 11, 2008

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2007 to be included in the Company’s Annual Report on Form 10-K/A.

We have discussed with Habif, Arogeti & Wynne, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, we have received and reviewed the written disclosures and the letter from Habif, Arogeti & Wynne, LLP required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, and have discussed with Habif, Arogeti & Wynne, LLP the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Habif, Arogeti & Wynne, LLP served as the independent registered public accounting firm for the fiscal year ended December 31, 2007. Miller Ray Houser & Stewart LLP, which was acquired by Habif, Arogeti & Wynne, LLP on January 23, 2008, served as the independent registered public accounting firm for the fiscal years ended December 31, 2001 through 2006. We have recommended that the stockholders of the Company ratify the appointment of Grant Thornton LLP as its independent registered public accounting firm to audit the accounts of the Company for the year ending December 31, 2008. A representative of each Habif, Arogeti & Wynne, LLP and Grant Thornton LLP will be present at the Annual Meeting of Stockholders and shall have the opportunity to make a statement and to respond to appropriate questions.

In 2006 and 2007, the Audit Committee reviewed and pre-approved Management’s fee estimates related to the 2007 and 2008 audit, audit-related, tax compliance and all other fees, respectively. As provided for in the Audit Committee Charter referred to below, the Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve any audit or non-audit services to be performed by the independent public accountants, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

The Audit Committee has considered whether the provision of the services described under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” by Habif, Arogeti & Wynne, LLP and Miller Ray Houser & Stewart LLP, are compatible with maintaining the principal accountant’s independence and determined that the independence of Miller Ray Houser & Stewart LLP and Habif, Arogeti & Wynne, LLP was not and is not impaired by the provision of said services.

Audit Fees

The aggregate fees billed during calendar years 2007 and 2006 by Miller Ray Houser & Stewart LLP for professional services rendered for audits of the Company’s annual financial statements, including the Company’s internal controls over financial reporting in 2007 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $78,510 and $62,500, respectively. No person or firm other than Miller Ray Houser & Stewart LLP performed audit services for the Company in calendar years 2007 and 2006.

Audit-Related Fees

The aggregate fees billed by Miller Ray Houser & Stewart LLP for professional services rendered in conjunction with accounting and financial reporting matters during 2007 and 2006 were $0 and $425, respectively.

Tax Fees

The aggregate fees billed by Miller Ray Houser & Stewart LLP for professional services rendered in conjunction with federal, state and local income tax return preparation and signature; payroll tax consulting; and sales and use tax consulting were $45,947 and $48,904 in the years ended December 31, 2007 and 2006, respectively.

All Other Fees

The aggregate fees billed by Miller Ray Houser & Stewart LLP for the audit of the Company’s 401(k) plan and related review of the Company’s Form 5500 for said plan were $10,990 and $6,750 in the years ended December 31, 2007 and 2006, respectively.

Audit Committee Charter

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee Charter is posted in the Investors section of our website at www.transcendservices.com. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis.

The foregoing report has been furnished by the Audit Committee of the Board of Directors of Transcend Services, Inc.

Sidney V. Sack, Chairman

Joseph P. Clayton

Charles E. Thoele

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 18, 2008, certain information with respect to all stockholders known to Transcend to beneficially own more than five percent of the Company’s Common Stock, and information with respect to Transcend Common Stock beneficially owned by each Director of Transcend, each nominee for election as Director, the current Executive Officers included in the Summary Compensation Table set forth under the caption “Executive Compensation,” and all Directors and Executive Officers of Transcend as a group. Unless otherwise indicated, the address of each beneficial owner is c/o Transcend Services, Inc., One Glenlake Parkway, Suite 1325, Atlanta, GA 30328. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage Beneficially Owned (1)
Larry G. Gerdes	993,499	(2)	11.38%
Lance Cornell	53,500	(3)	*
Susan McGrogan	353,532	(4)	*
Joseph G. Bleser	62,546	(5)	*
Joseph P. Clayton	47,779	(6)	*
James D. Edwards	25,000	(7)	*
Walter S. Huff, Jr.	903,349	(8)	10.35%
Sidney V. Sack	10,000	(9)	*
Charles E. Thoele	60,580	(10)	*
Essex Investment Management Company, LLC 125 High Street 29th Floor Boston, MA 02110	519,665	(11)	5.95%
All Directors and Executive Officers as a group (10 persons)	2,509,785	(12)	28.75%

*	Represents less than 1%

(1)	“Beneficial Ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes shares of Common Stock underlying options to purchase Common Stock which are exercisable within 60 days of February 18, 2008, which date is most practicable for determining beneficial ownership (the “Ownership Date”). Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The ownership percentages of the beneficial owners listed are based upon 8,449,927 shares of Common Stock outstanding as of February 18, 2008 plus 280,000 presently exercisable options to purchase Common Stock, or options which are exercisable within 60 days of the Ownership Date for a total of 8,729,927 equivalent shares.

(2)

Includes 22,720 shares held by Mr. Gerdes’ spouse; 10,000 shares held by the Gerdes Family Partnership LP of which Mr. Gerdes is the General Partner; 2,779 shares held by an investment partnership for which Mr. Gerdes has a 1/8th interest; and 112,500 shares of Common Stock that may be acquired by Mr. Gerdes upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(3)	Includes 1,000 shares held by Mr. Cornell’s spouse and 52,500 shares of Common Stock that may be acquired by Mr. Cornell upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(4)	Includes 25,000 shares of Common Stock that may be acquired by Ms. McGrogan upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(5)	Includes 10,000 shares of Common Stock that may be acquired by Mr. Bleser upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(6)

Includes 5,000 shares held by Joseph P. Clayton Revocable Trust; 2,779 shares held by an investment partnership in which Mr. Clayton has a 1/8th interest and shares voting power; and 25,000 shares of Common Stock that may be acquired by Mr. Clayton upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(7)	Includes 15,000 shares of Common Stock that may be acquired by Mr. Edwards upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(8)	Includes 15,000 shares of Common Stock that may be acquired by Mr. Huff upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(9)	Includes 10,000 shares of Common Stock that may be acquired by Mr. Sack upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(10)	Includes 47,832 shares held by C. Thoele Lifetime Trust and 15,000 shares of Common Stock that may be acquired by Mr. Thoele upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(11)	Confirmed by Essex Investment Management Company, LLC as of December 31, 2007. There was no reply to requests for more recent ownership information.

(12)	Includes 280,000 shares of Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of the Ownership Date.

EXECUTIVE OFFICERS

The Executive Officers of the Company as of February 18, 2008 are presented below:

NAME	AGE	POSITION WITH THE COMPANY
Larry G. Gerdes	59	Chairman of the Board, Chief Executive Officer and President
Lance Cornell	42	Chief Financial Officer, Treasurer and Corporate Secretary
Susan McGrogan	41	Chief Operating Officer
E. Leo Cooper	61	Executive Vice President of Sales and Marketing

Larry G. Gerdes has served as Chairman of the Board of the Company since May 2000, as a Director of the Company since June 1985, as its Chief Executive Officer since May 1993 and its President since April 1, 2005. From June 1985 until December 8, 2003, Mr. Gerdes served as President of the Company. From September 16, 2000 through December 31, 2003, Mr. Gerdes also served as the Company’s Chief Financial Officer. In addition, Mr. Gerdes served as Secretary of the Company between September 16, 2000 and May 22, 2001. From 1991 to 1993, Mr. Gerdes was a private investor and from May 1992 until January 1995, Mr. Gerdes was the Chairman of the Board of Directors of Bottomley and Associates, which merged with Transcend in 1995. Prior to 1991, Mr. Gerdes held various executive positions with HBO & Company, a healthcare information systems company, including Chief Financial Officer and Executive Vice President. Mr. Gerdes holds an MBA from Indiana University and a Bachelor of Science degree from the University of Illinois. Mr. Gerdes also serves as a Director of Alliance Healthcard, Inc., (OTC: ALHC.OB) and The CME Group, (NYSE, NASDAQ: CME).

Lance Cornell has served as Chief Financial Officer, Treasurer and Secretary since November 1, 2005. Prior to joining Transcend, Mr. Cornell served as Chief Financial Officer beginning November 2000 at Facility Resources, Inc., a private consulting firm specializing in facility-related project management, systems implementations and outsourcing for large corporations. Prior to that, Mr. Cornell served in chief financial officer and controller positions in two separate publicly traded companies in the healthcare information systems industry. Mr. Cornell is a licensed Certified Public Accountant and holds a Bachelor of Science degree from the University of Colorado.

Susan McGrogan has served as Chief Operating Officer since February 2, 2007 and Senior Vice President of Operations between August 8, 2006 and February 2, 2007. Ms. McGrogan joined Transcend on January 31, 2005 upon the acquisition of Medical Dictation, Inc. (“MDI”). Prior to joining Transcend Services, Ms. McGrogan was President of MDI from May 2003 to January 31, 2005. Prior to starting MDI, Ms. McGrogan held several positions in the transcription field including working as a transcriptionist at Shands Teaching Hospital, and teaching the transcription classes at Career City College in Gainesville, FL. Ms. McGrogan holds a Bachelor of Science degree from the University of Florida.

E. Leo Cooper has served as Executive Vice President of Sales and Marketing since February 18, 2008. Prior to joining Transcend, Mr. Cooper was Vice President of Sales and Marketing for White Plume Technologies, a healthcare software company, from 2003 to 2007. Prior to that, Mr. Cooper was Senior Vice President of Sales and Marketing at Payformance and SOURCECORP, companies which provide processing and software solutions for healthcare and other industries. From 1997 to 1999, Mr. Cooper was Executive Vice President of Sales and Marketing at Transcend Services, Inc. Mr. Cooper spent the first ten years of his career at Xerox in a variety of sales roles. He has a Bachelors degree in Business Administration (Marketing) from the University of Georgia.

Executive Officers are chosen by and serve at the discretion of the Board of Directors of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

The Stock Option and Compensation Committee (the “Compensation Committee”) operates pursuant to a written charter adopted by the Board of Directors. The Charter is posted in the Investors section of our website at www.transcendservices.com. The Compensation Committee reviews and reassesses the adequacy of its charter on an annual basis. The Compensation Committee is responsible for reviewing and approving all compensation and awards to our named Executive Officers, which include the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Senior Vice President of Sales and Marketing (through 2007) and Executive Vice President of Sales and Marketing (beginning in 2008).

Overall Philosophy

Our Executive Compensation program is designed to attract, motivate and retain qualified executives, reward outstanding performance and results and align management’s incentives with the interests of our stockholders. We believe that our Executive Officers should be motivated by the Company’s performance as well as their individual performance.

To accomplish these objectives, our executive compensation program includes three underlying components: base salary, short-term cash incentives and long-term equity-based incentives. The following sections describe the process of setting executive compensation, the compensation elements, how these elements are determined, why we choose to pay each element and how each element relates to the Company’s overall compensation philosophy.

Compensation Process

During 2007, our Chief Financial Officer (“CFO”) conducted a survey of salaries and bonuses paid to Executive Officers by our publicly traded competitors and other public companies in similar industries. The competitors were Medquist, Inc., Spheris, Inc. and Nuance Communications, Inc. These competitors had revenues significantly in excess of ours, but based on industry similarities, management believed it was appropriate to compare each of these competitors’ executive compensation. The other public companies surveyed were American Medical Alert Corp., American Software, Inc., Intelligent Systems Corp., Logility, Inc., Matria Healthcare, Inc., Optio Software, Inc. and QMed, Inc These companies were chosen because they were in similar industries and, except for Matria Healthcare, their annual revenues were similar to ours.

The CFO also compared our Executive Officers’ compensation, including long-term equity-based incentives, to a 2007 executive compensation survey and a regression analysis that had been performed on the survey data to better match the data of the companies included in the survey to results that more closely approximated companies with annual revenues similar to ours. The CFO then discussed the results of this survey and the internally conducted survey with our Chief Executive Officer (“CEO”). The CEO and CFO also reviewed internal pay equity between Executive Officers, taking into account such factors as individual performance against objectives and scope of responsibility. The CEO and CFO then presented their recommendations to the Compensation Committee on December 13, 2007, along with the surveys, the CEO’s review of the performance of our executives (other than himself) and the CFO’s analysis of the financial position of the Company and its performance against objectives. The Compensation Committee reviewed the CEO’s and CFO’s recommendations, discussed the individual performance of each of the executives, including the CEO, and corporate performance against stated objectives and approved the recommendations as described below.

Base Salary Program

We provide our Executive Officers with a base salary designed to attract and retain qualified executives and compensate them on a basis consistent with their peers in competitive companies relative to their skills, professional status, experience and contributions to the Company. Management and the Compensation Committee review base salary levels annually and compare the Company’s base salaries to salaries of our competitors and other public companies with similar annual revenues in similar industries. We have no specific percentile or range within which we target our Executive Officers’ base salaries in relation to our competitors. We want our Executive Officers’ base salaries to be reasonable in relation to our peers, but not in excess of our competitors.

On December 13, 2008, based on the recommendations of management, the Compensation Committee approved increases to Mr. Gerdes, Mr. Cornell, and Ms. McGrogan to amounts comparable to the results obtained in the compensation surveys. Mr. Gerdes’ salary increased by $15,000, or 6.0%, to $265,000 from $250,000. Mr. Cornell’s salary increased by $10,000, or 5.9%, to $180,000 from $170,000; and Ms. McGrogan’s base salary was increased by $50,000, or 33.3%, from $150,000 to $200,000. Mr. McKee, who was a named Executive Officer at the time, was not awarded a salary increase. The Committee approved an annual base salary of $180,000 for Mr. Leo Cooper effective upon his hire date of February 18, 2008.

Short-Term Cash Incentives

The Company awards cash incentives to Executive Officers who meet short-term performance objectives that are based on a combination of corporate and individual performance. Our objective is that short-term cash incentives will represent a maximum of 50%-100% of each Executive Officer’s base salary. For 2007 and 2008, the maximum short-term cash incentives potential was 50% of base salary for Mr. Gerdes, Mr. Cornell and Ms. McGrogan. For 2007, the maximum short-term cash incentives potential for Mr. McKee was 100% of base salary. In 2008, the maximum short-term cash incentives potential for Mr. Cooper is 50% of base salary plus  1/2% of first year revenue from new sales. We believe that this is consistent with our survey data and is sufficient to attract and retain talented individuals.

Corporate performance objectives represent 75%-100% of total potential cash incentives for each named Executive Officer. The performance of each named Executive Officer is measured against two or more of the following corporate performance objectives in both 2007 and 2008:

•	customer retention;

•	sales;

•	gross profit as a percentage of revenue;

•	cash flow from operations less capital expenditures (2008 only);

•	acquisitions; and

•	earnings per share.

On December 13, 2007, the Compensation Committee approved a potential additional short-term cash incentive for 2008 of $25,000 to each Executive Officer upon achievement of a “stretch” earnings per share goal in 2008.

Individual performance objectives represent 0%-25% of total potential cash incentives for each named Executive Officer. Measurement of achievement of such objectives is more subjective and discretionary than measurement of achievement of corporate performance objectives.

Corporate and individual objectives are proposed by management, approved by the Compensation Committee during the 4th quarter of each year and given to each Executive Officer in writing at the beginning of the fiscal year. Each objective is weighted and typically has a threshold, target and maximum level. Below the threshold, no cash incentive payment is earned. At target, 50% of the maximum is earned. At maximum, 100% of the maximum is earned. The performance by each individual (other than the CEO) against those objectives is evaluated at the end of the year by the CEO and reviewed with the Compensation Committee. The Compensation Committee evaluates the CEO’s performance against his individual objectives. Management believes cash incentives motivate our Executive Officers to achieve outstanding performance and help our Executive Officers focus their time and efforts in the areas that management believes will be most conducive to meeting its overall short-term objectives, and still provide the Executive Officers incentives to work on other areas that need improving outside of the objectives outlined in their goals.

On December 15, 2006, the Compensation Committee approved cash incentive payments for the four Executive Officers that were paid on January 31, 2007 as follows: $35,000 to Mr. Gerdes, $25,000 to Mr. Cornell, $20,000 to Ms. McGrogan and $10,000 to Mr. McKee. For Mr. Gerdes and Mr. Cornell, the amount of cash incentives was based on earnings per share. For Ms. McGrogan, the cash incentive award was based on customer retention and operations. For Mr. McKee, the cash incentive award was based on the volume of customer contracts sold during the year. During 2007, there were no additional cash incentives paid to our Executive Officers.

On December 13, 2007, the Compensation Committee approved cash incentive payments for the four Executive Officers who were paid on January 31, 2008 as follows: $87,500 to Mr. Gerdes, $59,500 to Mr. Cornell, $75,000 to Ms. McGrogan and $20,000 to Mr. McKee. For Mr. Gerdes and Mr. Cornell, the amount of cash incentives was based on earnings per share and individual performance objectives. For Ms. McGrogan, the amount of cash incentive award was based on customer retention, gross profit as a percentage of revenue and individual performance objectives. For Mr. McKee, the amount of cash incentive award was based on earnings per share. In 2007, we achieved our customer retention, gross profit as a percentage of revenue and earnings per share goals but did not achieve our sales and acquisition goals. See the following section, Allocation of Compensation Elements, to see how total compensation awards were allocated.

Long-Term Incentives

Long-term incentive compensation consists of equity-based compensation such as stock options or restricted stock awards that vest over a period of time. We believe this vesting period motivates our Executive Officers to focus their efforts on the long-term goals of the Company and aligns the executives’ interests with our stockholders’ interests since the ultimate value of such compensation is linked directly to the price of our stock.

We rely primarily on stock options to provide long-term incentive compensation because of the favorable tax treatment of stock options to our Executive Officers. Stock options typically have a ten-year term before expiration and are generally exercisable 25% per year on the grant date anniversary. Executives must be employed by the Company at the time of vesting in order for the options to vest. The exercise price of the options is based on the closing stock price on the date of grant. Our philosophy does not allow for repricing of stock options or for stock option grants made below market value on the date of grant.

We have not set a pre-determined range of long-term incentive compensation as a percentage of total compensation for any particular performance period. Instead, long-term incentives are awarded based on a combination of factors, including past individual and Company performance, the value of cumulative long-term incentive awards and the impact of potential dilution from new awards to existing shareholders. In addition, we do not have a pre-determined calendar schedule for the award of long-term incentive compensation to our Executive Officers. The Compensation Committee does not make such awards during periods in which the Executive Officers have material non-public information about the Company. In 2007, no long-term incentive awards were made to our Executive Officers.

On February 18, 2008, Mr. Leo Cooper was granted incentive stock options to purchase 40,000 shares of our Common Stock at an exercise price of $10.05, 25% of which shall vest on each anniversary date of the grant for four years, provided that Mr. Cooper is still an employee of the Company on the designated vesting dates.

On March 12, 2008, the Compensation Committee approved option grants to three of the Company’s named Executive Officers. In approving the grants, the Compensation Committee reviewed management’s recommendations, individual performance, the value of the options and impact to compensation expense and cumulative option holdings for each of the Executive Officers. The options were granted at the closing price on the date of grant, $9.98 per share, and vest over four years at 25% per year. The awards were granted as follows:

Name	Options Granted
Larry G. Gerdes	20,000
Lance Cornell	20,000
Susan McGrogan	20,000

Broad-Based Benefits

We provide a broad range of employee benefits to our executives and full-time employees, including health, disability and life insurance, paid personal time off, paid holidays and a 401(k) retirement plan. There is no difference between the cost of or benefits provided under our broad-based benefit plans to Executive Officers compared to other full-time employees.

Allocation of Compensation Elements

For 2007, the mix of performance incentives and long-term incentives was determined with consideration of the data obtained in the two surveys discussed above and the Company’s performance and cash position, with the overall goal of awarding short-term cash incentives totaling a maximum of 50%-100% of each individual’s base salary. We have no pre-determined percentage of total compensation related to the award of long-term equity-based incentives. As a percentage of base salary, cash incentives paid and the value of stock options granted (calculated using the Black-Scholes valuation model) in 2007 were as follows:

Name	2007 annual Salary (1)	Incentive Awards (2)	Value of Option Awards (3)	Total Value of Awards Granted in 2007	Percentage of Total Awards to Salary
Larry G. Gerdes	$250,000	$87,500	$—	$87,500	35%
Lance Cornell	170,000	59,500	—	59,500	35%
Susan McGrogan	150,000	75,000	—	75,000	50%
Jeffrey C. McKee	140,000	20,000	—	20,000	14%

(1)	Salaries effective throughout 2007.

(2)	Cash incentive awards granted on December 13, 2007 and paid on January 31, 2008.
(3)	There were no options awarded during 2007.

Employment Agreements and Severance Agreements

Our philosophy is to enter into Executive Officer employment contracts and retention agreements based on the particular facts and circumstances involved in the individual employment relationship. The terms of any such agreements are approved by the Compensation Committee. The Company does not currently have employment agreements with any of its Executive Officers and does not have any severance agreements other than with Mr. Cornell, who is due six months severance in the event he is no longer the Chief Financial Officer upon a change of control.

In the event of a change of control, as defined in the respective stock incentive plans, any stock options awarded under the stock incentive plans, if not previously exercisable and vested, become fully exercisable and vested. In the case of restricted stock awards, in the event of a change of control, any restrictions applicable to restricted stock awards lapse and the restricted stock awards become fully vested.

Retirement Plan

We offer each employee, including Executive Officers, the opportunity to participate in our 401(k) plan. Employees may contribute up to the maximum allowed by the Internal Revenue Service. The Company may elect to match a portion of their contributions. During 2007, we made $134,000 of matching cash contributions to our employees and Executive Officers.

Perquisites

Other than the compensation elements described above, we do not provide any other benefit to our Executive Officers that would qualify as a perquisite for purposes of this Compensation Discussion and Analysis.

Accounting and Tax Considerations

The Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 123(R) effective January 1, 2006. As such, the fair value of options calculated in accordance with the Black-Scholes valuation model is expensed as compensation cost over the period of service related to the options (typically the vesting period).

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, unless the compensation is performance-based. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE

April 8, 2008

We have reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management.

Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007 and in this proxy statement.

The Stock Option and Compensation Committee

Charles E. Thoele, Chairman

Joseph P. Clayton

James D. Edwards

EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

The following table provides certain summary information for the year ended December 31, 2007 and 2006 concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other Executive Officers of the Company whose total annual salary and bonus exceeded $100,000 during these periods (the “Named Executive Officers”).

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)		Option Awards (1) (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation		Total ($)
Larry G. Gerdes Chief Executive Officer	2007 2006	$250,000 235,000	$	— —	$	— —	$55,250 32,912	$87,500 35,000	$	— —	$392,750 302,912

Lance Cornell (4) Chief Financial Officer	2007 2006	170,000 160,000		— —		— —	28,750 11,057	59,500 35,000		— —	258,250 206,057

Susan McGrogan (5)(6) Chief Operating Officer	2007 2006	150,000 108,333		— 30,000		— —	14,388 4,481	75,000 20,000		— —	239,388 162,814

Jeffrey C. McKee (7)(8) Senior Vice President Sales & Marketing	2007 2006	140,000 130,000		— —		— 20,300	12,100 4,879	20,000 22,569		— —	172,100 177,748

Juan A. Munoz (9)(10)(11)(12) Former Executive Vice President—Operations	2006	100,000		45,000		(27,009)	7,600	—		28,000	153,591

(1)	The value of stock and option awards represents the amount of compensation cost recognized by the Company for financial statement purposes under Statement of Financial Accounting Standards 123(R).

(2)	The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following range of assumptions used for options granted for the year ended December 31, 2006:
•	Risk-free interest rate: 4.65%
•	Dividend yield: 0%
•	Expected life: 4.00 years
•	Expected volatility: 38.25%
•	Expected forfeiture rate: 25%
•	Weighted average exercise price: $2.67

For this group of executives, no options were granted during 2007.

(3)	Non-Equity incentives in 2007 represent awards approved in 2007, but payable January 31, 2008. Non-Equity incentives in 2006 represent awards approved in 2006, but payable January 31, 2007.

(4)	Mr. Cornell received an additional $10,000 non-equity incentive award in 2006 as a result of meeting objectives outlined in his offer letter.

(5)	Ms. McGrogan was appointed Chief Operating Officer on February 2, 2007. She served as Senior Vice President—Operations between August 8, 2006 and February 2, 2007. Prior to August 8, 2006, Ms. McGrogan served as President of Medical Dictation, Inc. from her date of hire on January 31, 2005.

(6)	Ms. McGrogan was awarded a cash bonus in 2006 based in part on the Company’s improved operating performance, her involvement in sales to several new customers and growth of the Company’s customer-based operating platforms.

(7)	Mr. McKee was appointed Senior Vice President—Sales & Marketing on August 8, 2006. Prior to August 8, 2006, Mr. McKee served as Vice President of Operations from the date of hire on September 22, 2005.

(8)	Mr. McKee received an additional $12,569 non-equity incentive award in 2006 as a result of meeting objectives outlined in his offer letter.

(9)	Mr. Munoz resigned his position as Executive Vice President—Operations effective June 30, 2006. Mr. Munoz continued to provide consulting services throughout the remainder of 2006.

(10)	Mr. Munoz was awarded cash bonuses totaling $45,000, of which $25,000 was earned in 2005, but paid in 2006. These bonuses were guaranteed as part of his compensation arrangement.

(11)	Mr. Munoz was awarded 100,000 shares of restricted stock on June 7, 2005 that were scheduled to vest one-third on December 31, 2005, one-third on June 7, 2007 and one-third on June 7, 2008. The closing price of the Company’s Common Stock on grant date was $2.5075. Upon his resignation on June 30, 2006, the compensation expense related to the unvested shares was reversed, resulting in a reduction to compensation expense.

(12)	All other compensation for Mr. Munoz includes consulting fees paid during 2006.

GRANTS OF PLAN-BASED AWARDS

During the year ended December 31, 2007, there were no plan-based compensation awards granted to any of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides certain information regarding the total number of equity awards outstanding as of December 31, 2007 for each of the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Larry G. Gerdes (1)(2)	100,000 12,500	— 37,500	$4.15 3.40	12/24/2013 12/15/2016

Lance Cornell (2)(3)	40,000 12,500	— 37,500	2.10 3.40	11/1/2015 12/15/2016

Sue McGrogan (2)(4)	10,000 2,500 7,500	5,000 2,500 22,500	2.95 2.00 3.40	1/31/2015 11/10/2015 12/15/2016

Jeffrey C. McKee (2)(5)	16,666 5,000	8,334 15,000	2.50 3.40	8/16/2015 12/15/2016

(1)	Mr. Gerdes was issued 100,000 non-qualified stock options on December 24, 2003, vesting as follows: 50,000 on December 24, 2004, 25,000 on December 24, 2005 and 25,000 on December 24, 2006.

(2)	Mr. Gerdes, Mr. Cornell, Ms. McGrogan and Mr. McKee were each granted stock options on December 15, 2006 that vest 25% per year. The options granted to Mr. Cornell, Ms. McGrogan and Mr. McKee are intended to qualify as incentive stock options for federal income tax purposes.

(3)	Mr. Cornell was issued 50,000 incentive stock options on November 1, 2005 that vest in three equal parts on December 31 of 2005, 2006 and 2007. Mr. Cornell exercised 10,000 of these options during 2007.

(4)	Ms. McGrogan was issued 15,000 incentive stock options on January 31, 2005 that vest 33% per year. On November 10, 2005, Ms. McGrogan was issued 5,000 incentive stock options that vest 25% per year.

(5)	Mr. McKee was issued 25,000 incentive stock options on August 16, 2005 that vest 33% per year.

OPTION EXERCISES AND STOCK VESTED

The following table provides certain information regarding the aggregate number of shares of Common Stock acquired and the dollar amounts realized by each Named Executive Officer on the vesting of restricted stock and the exercise of stock options for the year ended December 31, 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry G. Gerdes	—	$—	—	$—
Lance Cornell (1)	10,000	215,460	—	—
Sue McGrogan	—	—	—	—
Jeffrey C. McKee	—	—	—	—

(1)	Mr. Cornell exercised 10,000 options on June 11, 2007 at an exercise price of $2.10 per share. Total proceeds from the exercise were $215,460, for a gain of $194,460.

DIRECTOR COMPENSATION

The following table provides certain information regarding the amount of fees earned or paid and the amount of compensation cost recognized by the Company for financial statement purposes under SFAS 123(R) for the year ended December 31, 2007 related to stock options awarded to each of the Directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total
Joseph G. Bleser	$21,250	$29,700	$50,950
Joseph P. Clayton	20,281	15,975	36,256
James D. Edwards	20,339	15,975	36,314
Walter S. Huff, Jr.	16,000	15,975	31,975
Sidney V. Sack	22,750	15,975	38,725
Charles E. Thoele	20,594	15,975	36,569

COMPENSATION OF DIRECTORS

In accordance with its charter, the Nominating and Corporate Governance Committee is responsible for reviewing compensation for directors serving on the Board of Directors and its Committees. For their first term of service, newly appointed non-management Directors are awarded a non-qualified option to purchase 10,000 shares of the Company’s Common Stock at a per share exercise price equal to the fair market value per share on the date of grant that vests 100% on the first anniversary of the grant date. Non-management Directors that are re-elected to the Board are awarded non-qualified options to purchase 5,000 shares of the Company’s Common Stock at a per share exercise price equal to the fair market value per share on the date of grant that vests 100% on the first anniversary of the grant date. As such, on February 20, 2007, Mr. Bleser was granted a ten-year option to purchase 10,000 shares of the Company’s common stock at an exercise price of $1.83 per share with a vesting date of February 20, 2008 upon being appointed to the Board. Additionally, on May 10, 2007, Messrs. Bleser, Clayton, Edwards, Huff, Sack and Thoele were each granted a ten-year option to purchase 5,000 shares of the Company’s common stock at an exercise price of $16.01 per share with a vesting date of May 10, 2008. In addition, each non-management Director receives (i) a cash retainer of $3,500 per quarter with the exception of the Chairman of the Audit Committee whose cash retainer was $4,500 per quarter; (ii) a $500 fee for participating in each meeting of the Board, other than telephonic meetings for which the fee is $250 per meeting; and (iii) a $250 fee for participating in each meeting of a Committee of the Board. No fees are paid to Mr. Gerdes, the Chairman of the Board, who is also an Executive Officer of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN

COMPENSATION DECISIONS

The Stock Option and Compensation Committee of the Board of Directors for 2007 was comprised of Messrs. Charles E. Thoele (Chairman), Joseph P. Clayton and James D. Edwards. None of the members of the Stock Option and Compensation Committee served as an officer or employee of the Company during the fiscal year ended December 31, 2007. No interlocking relationship exists between members of the Company’s Board of Directors or Compensation Committee and members of the board of directors or compensation committee of any other company.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of stock options under all of the Company’s existing equity compensation plans, including the Company’s 1992 Stock Option Plan, 2001 Stock Option Plan, 2003 Stock Incentive Plan, 2005 Stock Incentive Plan and 2007 Stock Incentive Plan as of December 31, 2007.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	626,667	$4.68	316,674
Equity compensation plans not approved by security holders	0	N/A	0
Total	626,667	$4.68	316,674

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Business Conduct and Ethics Policy (“Code of Ethics”) addresses any conflicts of interests on the part of any employee that might cast doubt on an employee’s ability to act objectively when representing us. In addition to setting guidelines, the Code of Ethics provides that each potential conflict of interest will be reviewed and the final decision as to the existence of a conflict made by our Chief Executive Officer. Further, all related party transactions involving our directors or Executive Officers are reviewed by the Nominating and Corporate Governance Committee.

During 2007, the Nominating and Corporate Governance Committee reviewed one related party transaction. On January 31, 2005, in conjunction with the purchase of Medical Dictation, Inc. by Transcend, the Company entered into a $3.5 million promissory note payable to Susan McGrogan, now the Company’s Chief Operating Officer, in three installments on January 31 of 2005, 2006 and 2007. On January 31, 2007, the Company paid $1.1 million as the second installment on the note and $113,000 of accrued interest. During the first quarter of 2008, the Company repaid $1.2 million as the final installment on the note and $59,000 of accrued interest. The Committee’s assessment was that the transaction was made properly in the ordinary course of business.

PROPOSALS BY STOCKHOLDERS

Proposals by stockholders intended to be presented at the 2009 Transcend annual meeting (to be held in the Spring of 2009) must be forwarded in writing and received at the principal executive office of Transcend no later than January 1, 2009 and directed to the attention of the Secretary for consideration for inclusion in Transcend’s proxy statement for the annual meeting of stockholders to be held in 2009. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

In connection with the Company’s Annual Meeting of Stockholders to be held in 2009, if the Company does not receive notice of a matter or proposal to be considered by January 1, 2009, then the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the Annual Meeting, if such matter or proposal is properly raised at the Annual Meeting and put to a vote.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Executive Officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, Directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation.

The rules of the Securities and Exchange Commission require us to disclose late filings of stock transaction reports by our Executive Officers and Directors. During the year ended December 31, 2007, one report, covering one transaction, was inadvertently filed late by a member of the Board of Directors. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its Directors, officers and greater than 10% stockholders, with the exception of this one filing, were complied with during the year ended December 31, 2007.

Although it is not the Company’s obligation to make filings pursuant to Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report to the Company’s Chief Financial Officer all trading activity in the Company’s Common Stock on the day of said trade(s) to facilitate the timely filing of the reports(s) of such trading activity with the Securities and Exchange Commission.

ANNUAL REPORT ON FORM 10-K/A

Additional information concerning the Company, including financial statements of the Company, is provided in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007. The Annual Report on Form 10-K/A is provided herewith. Exhibits filed with the Company’s Annual Report on Form

10-K/A for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, are available to stockholders who make written request to the Company’s Secretary, One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328. These documents may also be accessed from the Company’s website at www.transcendservices.com.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter should come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment of what is in the best interests of the Company.

By Order of the Board of Directors

LARRY G. GERDES

Chairman of the Board

Atlanta, Georgia

April 16, 2008

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF TRANSCEND SERVICES, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2008

The undersigned hereby appoints Larry G. Gerdes and Walter S. Huff, Jr., or either of them, with full power of substitution as proxies and attorneys-in-fact, to represent and vote, as designated below, the common stock of the undersigned at the Annual Meeting of Stockholders of Transcend Services Inc., (the “Company”) to be held on May 9, 2008 at The Buckhead Club, 18th floor, Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326-1044 at 11:00 a.m. eastern time, and at any adjournments or postponements thereof on the matters set forth below:

1.	To elect seven directors for a term of one year or until their successors are elected and qualified:

❑ For all Nominees listed below (except as instructed below):

Joseph G. Bleser, Joseph P. Clayton, James D. Edwards, Larry G. Gerdes, Walter S. Huff, Jr., Sidney V. Sack and Charles E. Thoele

❑ WITHHOLD AUTHORITY to vote for those Nominees listed below:

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

❑    FOR                ❑    AGAINST                ❑    ABSTAIN

3.	In their discretion, upon such other matter or matters as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors recommends a vote “FOR” each of the above proposals.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED ON THE REVERSE HEREOF. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXIES DESIGNATED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature of Stockholder

Signature of Stockholder

Dated:

Important: Sign exactly as your name appears on this proxy card. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.